October 3, 2019

Michelle Gass
Chief Executive Officer
KOHLS Corp.
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin 53051

       Re: KOHLS Corp.
           Form 10-K for Fiscal Year Ended February 2, 2019
           Filed March 22, 2019
           File No. 001-11084

Dear Ms. Gass:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services